Exhibit 3.02

MPHASE TECHNOLOGIES, INC.

COMPENSATION COMMITTEE CHARTER

1.	Purpose

The Board of Directors (the “Board”) of mPhase Technologies, Inc. (the “Company’) has established the Compensation Committee (the “Committee”) and has adopted this Charter to reflect the Company’s commitment to “best practices” and to keep the Board informed of changes in applicable legal and regulatory requirements to Committee functions and the Company’s compensation and human resource activities. The Committee is responsible for reviewing and approving all compensation plans, policies, and programs of the Company to compensate the executive officers and the independent directors of the Board in a reasonable and cost-effective manner. The Committee’s overall objectives are to ensure the attraction and retention of superior talent, to motivate the performance of the Company’s executive officers in the achievement of the Company’s business objectives, and to align the interests of the executive officers and directors with the long-term interests of the Company’s stockholders.

2.	Composition and Committee Meetings

2.1	The Committee shall consist of no less than two (2) independent members. Each member of the Committee shall meet the independence requirements of the U.S. securities laws and of any U.S. or foreign national securities exchange on which the Company’s stock may be listed from time to time. Specifically, under the NASDAQ Stock Market or NYSE MKT listing standards, the Board must affirmatively determine that all of the members of the Committee are independent. In affirmatively determining the independence of each Committee member, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to: (A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and (B) whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

2.2	The Chairman of the Committee shall be appointed and removed by the Board.

2.3	The Committee shall meet at least once each year. Additional meetings may occur as the Committee or its Chairman deems advisable. The Committee may request any officer or employee of the Company to attend a meeting of the Committee or to meet with any compensation or other consultant to the Committee. The Committee may meet in person or telephonically. The Chair or his or her designee shall preside over all meetings of the Committee. The Committee is governed by the rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedures not inconsistent with (a) any provision of this Charter, (b) any provision of the Amended and Restated Certificate Incorporation, as amended and Second Amended and Restated Bylaws of the Company, or (c) the New Jersey Corporation Law.

3.	Principal Functions and Responsibilities.

The Committee shall be responsible for the following:

3.1	Review, at least annually, the performance of the CEO and consider and approve the CEO’s compensation including salary, bonus, incentive and equity compensation for the following year, taking into account the Company’s performance, the effect on stockholder value, the CEO’s performance, the responsibilities undertaken by the CEO, trends in the companies considered comparable to the Company, and any other factors the Committee considers relevant to the CEO’s compensation. The CEO shall not be present during voting or deliberations on matters relating to the compensation of the CEO.

3.2	Review the goals and objectives to be achieved by the CEO for the following year.

3.3	Review with the CEO the performance of the Company’s other executive officers.

3.4	Review, consider and approve salary, bonus, incentive and equity compensation of executive officers other than the CEO. The CEO may be present during the voting or deliberations on the compensation of executive officers other than the CEO if the Committee so desires.

3.5	Review and make recommendations to the Board concerning the Company’s employee incentive compensation plans including bonuses and equity-based plans, benefit and severance plans and, as appropriate, establishing guidelines in relation thereto.

3.6	Review and, if appropriate, approve or recommend approval of employment agreements, severance arrangements, retirement arrangements, change in control agreements and provisions, and any special or supplemental benefits for each executive officer of the Company.

3.7	Review and recommend to the Board compensation (salary, bonus, incentives, and other compensation) for the non-employee directors.

3.8	Review and discuss with the Company’s management the compensation discussion and analysis (“CD&A”) prepared for inclusion in the Company’s annual proxy statement or annual report filed with the Securities and Exchange Commission (“SEC”), to the extent such CD&A is required by applicable law or stock exchange rules, and based on such review and discussion recommend to the Board that the CD&A be filed with such report in the form approved by the Committee. The Committee shall also produce a report to be included in the Company’s annual proxy statement or annual report filed with the SEC in accordance with applicable rules and regulations.

3.9	In discharging its responsibilities, have full access to any relevant records of the Company.

3.10	Consider such other matters in relation to the compensation and benefit policies of the Company, and carry out such other duties as may be assigned to the Committee from time to time by the Board.

3.11	The Committee will oversee the administration of the Company’s existing equity compensation plans and such other stock option or equity participation plans as may be adopted by the shareholders or the Board from time to time within the authority delegated by the Board.

3.12	The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser (collectively, “Compensation Consultant”) to advise the Committee. If the Committee does retain or obtain the advice of a Compensation Consultant, the Committee shall be directly responsible for the appointment, termination, compensation and oversight of the work of any such Compensation Consultant. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a Compensation Consultant.

3.13	The Committee may select a Compensation Consultant only after taking into consideration all relevant factors with respect to such Compensation Consultant’s independence, including the following:

(i) The provision of other services to the Company by the person that employs the Compensation Consultant;

(ii) The amount of fees received from the Company by the person that employs the Compensation Consultant, as a percentage of the total revenue of the person that employs the Compensation Consultant;

(iii) The policies and procedures of the person that employs the Compensation Consultant that are designed to prevent conflicts of interest;

(iv) Any business or personal relationship of the Compensation Consultant with a member of the Committee;

(v) Any stock of the Company owned by the Compensation Consultant; and

(vi) Any business or personal relationship of the Compensation Consultant or the person employing the Compensation Consultant with an executive officer of the Company.

4.	Procedures

4.1	The CEO of the Company shall not be present during voting or deliberations of the Committee regarding his or her compensation.

4.2	The Committee, in its sole discretion, has the authority to retain, appoint, obtain the advice of, terminate, compensate, and provide oversight of the work of such outside advisors, including compensation consultants, legal counsel, and other experts and advisors, as it determines appropriate to assist in the full performance of its functions and responsibilities and to set the terms and conditions of such advisors’ retention. The Company shall provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to such advisors. To the extent that the Committee engages outside compensation consultants, legal counsel, or other experts or advisors, the Committee will document and disclose, as may be required, the selection process, fees paid, and services rendered by such advisors in accordance with applicable laws and regulations. In selecting any compensation consultant, legal counsel, or other expert or advisor, the Committee will take appropriate precautions to establish the independence of such consultant, counsel, expert, or advisor and ensure that no conflicts of interest exist. Specifically, the Committee will select, retain, or receive advice from, any such consultant, counsel, expert, or advisor only after taking into consideration the factors set forth in Exchange Act Rule 10C-1(b)(4) and Nasdaq Marketplace Rule 5605(d)(3)(D).

4.3	The Committee shall review and reassess the adequacy of this Charter on an annual basis and recommend changes to the Board for approval.

4.4	Each Committee member shall undertake an annual self-assessment to evaluate how well the Committee has fulfilled its purpose during the previous year. Self-assessment findings will be reported to the Nominating and Corporate Governance Committee and to the full Board for review.

5.	Quorum

5.1	A majority of the members of the Committee shall constitute a quorum.

6.	Reporting

6.1	The Chair shall report of the Board, at the next regularly scheduled meeting of the Board, the deliberations, actions, and recommendations of the Committee since the last Board meeting.

7.	Minutes

7.1.	Minutes will be kept of each meeting of the Committee. Such minutes and any actions taken by unanimous consent of the Committee will be made available to each member of the Board.

-4-